Exhibit 10.11

Summary Translation of

Loan Agreement for Capital Contribution

Lender: Chongqing Shenggu Construction Co., Ltd.

Borrower: Chongqing Central BPO Industry Co., Ltd.

1.	Purpose of loan agreement.

The purpose of the loan agreement is for the Borrower’s capital contribution in the formation of the Lender.

2.	Amount of loan.

RMB 10,000.000.

3.	Loan term.

The loan was entered into in April 2013 and is due on demand.

4.	Interest rate and method of payment.

The loan is interest free.

5.	Repayment Date.

The loan is due on demand.

6.	Prepayment.

The loan can be repaid at anytime without penalty.

7.	Guarantee.

There is no guarantee for the loan.

8.	Non-material terms.

Because this is an oral agreement, no other terms have been omitted from this summary.